Exhibit 99.1

NEWS RELEASE

FOR RELEASE

Tuesday, February 24, 2009

Contact: Teri Freitas Gorman, VP Corporate Communications, 808-877-3857

Maui Land & Pineapple Company, Inc. Announces Workforce Reductions
100 Positions Eliminated

KAHULUI, HAWAI’I — Maui Land & Pineapple Company, Inc. (NYSE:MLP) today announced a workforce reduction that will eliminate 100 positions at its Kapalua Resort and corporate headquarters in Kahului.  In addition, the company has instituted a ten percent reduction in salary for all of the company’s remaining employees. The salary reduction matches one taken previously by senior managers and all employees in the company’s agricultural division on January 1, 2009.

The company has undertaken other actions to cut expenses in an effort to minimize the number of eliminated positions. These actions include closing and consolidating offices, eliminating all non-essential travel, cutting outside contractor support, trimming operating budgets, and placing some projects on hiatus. The job eliminations, salary reductions and other actions are expected to save $7 million in annual operating expenses.

“Like so many companies around the world, the unprecedented economic environment requires us to make very difficult choices,” said Warren H. Haruki, executive chairman of MLP. “While we remain hopeful for an eventual economic turnaround, we must respond decisively to current conditions. With forecasts for fewer tourists, a tough real estate market, and tight financing for the next several years, we need to be prudent and move MLP to a more competitive cost structure.  By doing so, we position MLP for future success when the economic situation improves.”

Employees affected by the announcement will continue to receive their full pay and benefits through March 1, 2009, after which they will receive a comprehensive separation package based upon their years of service. MLP will provide these employees with outplacement support to assist them in transitioning to another position.  MLP is working with management of the Kapalua Spa and Ritz-Carlton Club and Residences at Kapalua Bay and requesting that affected MLP employees be given priority consideration for approximately 150 new positions to be filled prior to their opening early this summer. “We are hopeful that a good number of our affected employees will be able to find employment at this outstanding new property at Kapalua,” said Haruki.

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About Maui Land & Pineapple Company, Inc.

MLP is a Hawai’i corporation and successor to a business organized in 1909.  Its principal operating subsidiaries are Maui Pineapple Company Ltd., a producer and marketer of Maui Gold ® pineapple, and Kapalua Land Company Ltd., operator of Kapalua Resort, a master-planned resort community in West Maui.

Certain statements made in this press release are forward-looking statements that reflect management’s current outlook and are based upon current assumptions. These statements include, among others, statements regarding the incurrence of restructuring charges and anticipated benefits resulting from the restructuring. Actual results could differ materially from those projected in the forward-looking statements as a result of the following factors, among others: the ability of the Company to realize savings and other benefits resulting from the reduction, the actual costs incurred as a result of the restructuring, the operating performance of each of the Company’s business segments and other risks and uncertainties included in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal year 2007 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008.  The Company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof.

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